Exhibit 99.1

Neal Goldner Investor Relations 407-206-6149 neal.goldner@mvwc.com

Cameron Klaus Global Communications 407-513-6066 cameron.klaus@mvwc.com
News
Marriott Vacations Worldwide Appoints Jason Marino as
Chief Financial Officer
Mr. Marino is a seasoned financial executive with nearly two decades of corporate strategy and financial leadership experience
ORLANDO, Fla., July 25, 2023 — Marriott Vacations Worldwide Corporation (NYSE: VAC) (the “Company”) today announced Jason Marino has been named Executive Vice President and Chief Financial Officer effective September 30. He will succeed Anthony “Tony” Terry, who announced his intent to retire from the Company earlier this year.
With nearly 10 years at the Company, Mr. Marino currently serves as Senior Vice President, Strategy, Financial Planning & Analysis and Operational Finance – Vacation Ownership, leading a global team responsible for enterprise-wide finance and business functions, including strategic planning, M&A, budgeting and forecasting, capital structure allocation and financing activities. He also leads the teams providing operational financial support for the vacation ownership segment including sales and marketing, development and inventory and revenue management. In his new role, Mr. Marino will report directly to John Geller, President and Chief Executive Officer.
"Jason has been an integral part of our extended leadership team for many years and his promotion to this executive role is a natural fit given his business acumen, industry experience and ability to identify strategic investment opportunities that deliver value to our stakeholders," said Mr. Geller, President and Chief Executive Officer. "I am pleased to see Jason expand his responsibilities within our organization and I know that his promotion will only further power the future growth of the Company.”
Mr. Marino joined the Company as Vice President, Corporate Finance in 2014, where he helped drive the creation and execution of the Company’s capital efficient inventory strategy, as well as the Company’s $4 billion acquisition of ILG in 2018, including subsequent integration and transformation programs. He also led the Company’s acquisition of Welk Resorts in 2021 and has provided critical financial leadership in the Company’s capital raising activities.
“I am excited and honored to step into this role for Marriott Vacations Worldwide,” said Mr. Marino. “I look forward to partnering with our dynamic leadership team to execute our strategic vision of delivering exceptional vacation experiences, tools and products for all our Owners, members and guests.”

marriottvacationsworldwide.com

Prior to joining the Company, Mr. Marino served as Managing Director and head of business development and corporate finance at Cantor Commercial Real Estate, as well as Director of Real Estate Investment Banking at Credit Suisse Securities. While at Credit Suisse, he worked with public and private companies in the real estate, lodging and timeshare industries helping clients raise capital and drive strategic growth. Mr. Marino received a Masters of Business Administration from Cornell University, Johnson Graduate School of Management.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products, and services. The Company has over 120 vacation ownership resorts and approximately 700,000 owner families in a diverse portfolio that includes some of the most iconic vacation ownership brands. The Company also operates an exchange network and membership programs comprised of more than 3,200 affiliated resorts in over 90 countries and territories, and provides management services to other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and an affiliate of Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.